Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record Third-Quarter 2011 Results

·   Raises 2011 Guidance

Dallas, TX, October 20, 2011 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended September 30, 2011.

THIRD-QUARTER SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2011	2010	% Change

Revenue	$845	$702	20%
Net income	$94	$53	77%
Net income per diluted share	$1.60	$0.96	67%
Diluted shares outstanding	58.6	55.2	6%
*******************************
Supplemental Non- GAAP Metrics (a):
Adjusted EBITDA	$283	$219	29%
Adjusted EBITDA, net of funding costs	$247	$169	47%
Core earnings per diluted share	$2.16	$1.55	39%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 20 percent to $845 million and adjusted EBITDA increased 29 percent to $283 million for the third quarter of 2011. Net income per diluted share (EPS) increased 67 percent to $1.60, and core earnings per diluted share (core EPS) increased 39 percent to $2.16 for the third quarter of 2011, exceeding the Company’s guidance of $1.85.

Diluted shares outstanding were 58.6 million for the third quarter of 2011, an increase of 3.4 million dilutive shares as compared to the third quarter of 2010. The assumed conversion of the Company’s convertible senior notes and warrants, which varies based on the average per share price of the Company’s common stock, added approximately 6.9 million to the diluted share count for the quarter ended September 30, 2011, an increase of 5.4 million compared to the third quarter of 2010. Of the assumed conversion shares, approximately 5.1 million shares for the quarter ended September 30, 2011 are covered by convertible note hedge agreements eliminating the Company’s obligation to settle at maturity.

Ed Heffernan, president and chief executive officer, commented, “It was a terrific quarter for Alliance Data – our revenue increased 20 percent and core EPS increased an even stronger 39 percent compared to the third quarter of 2010. While we read the same barrage of negative economic reports as everyone else, we are not currently seeing it permeate our business. In fact, consumer spending in our Private Label and LoyaltyOne operations continues to be solid, and Global 1000 companies continue to engage Epsilon to deliver targeted, digital marketing solutions, providing a solid backlog of implementations for that business. Overall, we remain bullish for the remainder of 2011 and full year 2012.

Heffernan continued, “As discussed in our last earnings call, we cleared many items from our plate during the first-half of 2011. There were two open items entering the third quarter: first, signing four new Private Label clients to provide additional credit card receivable growth entering 2012; and second, the raising of additional liquidity to augment our dry powder, which can be used to support our share repurchase program or opportunistically pursue acquisitions. On the first open item, I am happy to say we have already signed three new clients since that time -- Petland, Marathon Oil and Pier 1 Imports -- one of which will bring a portfolio of over $100 million. On the second open item, we continue to move forward having received approval from our syndicate of lenders to increase the accordion feature in our existing credit facility. As such, we will look to opportunistically raise at least $500 million of additional liquidity as market conditions permit.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment increased $25 million, or 14 percent, to $210 million for the third quarter of 2011. Favorable Canadian exchange rates increased revenue by approximately $12 million. Adjusted EBITDA increased $13 million, or 29 percent, to $60 million for the third quarter of 2011. Favorable Canadian exchange rates increased adjusted EBITDA by approximately $4 million. Adjusted EBITDA margins were approximately 29 percent for the third quarter of 2011, up from 25 percent in the prior year quarter.

AIR MILES reward miles issued increased 9 percent during the third quarter of 2011 compared to the prior year quarter due to positive growth in consumer credit card spending and increased promotional activity in the gas and grocer sector. AIR MILES reward miles redeemed increased 3 percent during the third quarter of 2011 compared to the prior year quarter.

During the quarter, LoyaltyOne announced a long-term contract renewal with Metro Ontario Inc., Ontario’s second-largest food retailer. In addition, the Company continued its national rollout of the dotz coalition loyalty program in Brazil, in which the Company has a 37 percent ownership interest. In late September, the dotz program was offered to all of Banco do Brasil’s 20 million Ponte Pra Voce loyalty program members, the bank’s proprietary loyalty program for banking services, credit and debit card customers. Enrollment is currently exceeding the Company’s original expectations.  Concurrent with the national roll out of the Banco do Brasil offer, dotz expanded the coalition loyalty model into a second regional market, Brasilia. We anticipate that membership in dotz, currently at 600,000, will reach approximately 1.5 million by the end of 2011. The program is further projected to approximately double membership by the end of 2012.

Epsilon: Revenue for the segment increased $78 million, or 46 percent, to $248 million for the third quarter of 2011. Excluding the Aspen Marketing Services (Aspen) acquisition completed May 31, 2011, revenue growth was mid-single-digits compared to the third quarter of 2010. By line of business, database/digital revenue increased 15 percent to $108 million for the third quarter of 2011, driven by a number of significant launches over the last several months. Data revenue decreased 3 percent to $51 million for the third quarter of 2011 due to lower volumes compared to the prior year quarter. Agency/analytics revenue increased 278 percent to $89 million for the third quarter of 2011, boosted by the acquisition of Aspen.

Adjusted EBITDA increased 33 percent to $59 million for the third quarter of 2011. Excluding the Aspen acquisition, adjusted EBITDA growth was mid-single-digits compared to the third quarter of 2010. Adjusted EBITDA margin was 24 percent for the third quarter of 2011, down slightly from the prior year quarter due to a shift in revenue mix with the acquisition of Aspen. The Company believes that cross-sale opportunities between Epsilon’s businesses will enhance margins in the future.

As discussed previously, Epsilon rounded out its product offerings by acquiring Aspen on May 31, 2011. Aspen is a recognized leader in providing marketing agency services, with deep expertise and heritage in the automotive and telecommunications industries. The new agency platform, in combination with Epsilon’s existing agency offerings, enhances Epsilon’s core capabilities and strengthens its competitive advantage.

On the whole, Epsilon continues to produce solid results and the outlook remains strong. The database/digital business continues to produce double-digit growth on the strength of a solid implementation stream in 2011, along with healthy growth in existing client relationships and a strong backlog for 2012.  Aspen's expanded offerings and presence in new verticals is proving, as expected, to yield solid growth opportunities for Epsilon's data and technology offerings. Lastly, Epsilon's data business, while soft during the third quarter as clients reduced prospecting outlays over concerns with the macro economy, is still demonstrating stability and continuing to gain traction in customer loyalty applications as well as critical, emerging online/digital channels.

During the quarter, Epsilon signed a long-term agreement to help enhance Kellogg’s CRM activities and further increase customer engagement. Under the terms of the new agreement, Epsilon will build and host a global real-time consumer web portal and preference engine where consumers can sign up for communications from Kellogg Company’s brands across North America, Latin America, Europe and Asia Pacific, and through multiple channels including email, web and mobile. Epsilon will also build and host a consumer relationship management and analytical platform, allowing Kellogg marketers to analyze customer behavior, and design and execute marketing programs to drive consumer engagement.

Private Label Services and Credit: Revenue increased 11 percent to $389 million for the third quarter of 2011. Finance charge income, net, increased $38 million, or 12 percent. A higher gross yield added approximately $42 million to finance charge income, net, while a decline in average credit card receivables lowered finance charge income, net, by approximately $4 million. Transaction revenue increased $1 million. Gross yield for the third quarter of 2011 increased to approximately 30 percent, up from 27 percent in the prior year quarter, due to changes in cardholder terms made throughout 2010.

Adjusted EBITDA, net of funding costs increased 62 percent to $152 million for the third quarter of 2011, primarily due to lower provision expense and funding costs. The provision for loan loss expense declined 21 percent to $71 million for the third quarter of 2011 as a result of lower credit card receivables and improving credit trends. The principal charge-off rate for the third quarter of 2011 was 6.0 percent, down from 8.3 percent in the prior year quarter. Portfolio funding costs were $36 million for the third quarter of 2011, or 3.0 percent of average credit card receivables, compared to $50 million, or 4.1 percent of average credit card receivables, in the third quarter of 2010. The decrease is due to lower funding rates, which dropped approximately 40 basis points from the third quarter of 2010, and a $9 million mark-to-market gain on interest rate derivatives as of September 30, 2011. This non-cash gain has been excluded from the calculation of core EPS and is netted against the non-cash interest expense line in the attached RECONCILIATION OF NON-GAAP INFORMATION.

Credit sales increased approximately 10 percent compared to the third quarter of 2010 as consumer spending accelerated. Average credit card receivables, in contrast, declined approximately 1 percent from the third quarter of 2010 due to a 100 basis point increase in customer payment rates to 18 percent and the run-off of terminated credit card programs, which negatively impacted growth by approximately 3 percent compared to the third quarter of 2010. Credit card receivables were $4.9 billion at September 30, 2011, up 1 percent compared to September 30, 2010, while the allowance for loan loss was $449 million at September 30, 2011 or 9.1 percent of ending credit card receivables. Delinquency rates improved to 4.9 percent of principal receivables at September 30, 2011, down from 6.1 percent at September 30, 2010.

During the quarter, Private Label signed a long-term renewal agreement to continue providing private label credit card services for The RoomPlace and also signed a new long-term agreement to provide private label and co-branded credit card services for Marathon Petroleum Corporation. Concurrently, the Company entered into a purchase and sale agreement to acquire the existing private label portfolio of Marathon, with closing expected in the fourth quarter of 2011.  Most recently, the Company signed a new agreement to provide private label services for Pier 1 Imports and acquire the existing card portfolio, with closing expected in the first quarter of 2012.

Liquidity

Corporate liquidity remained strong with approximately $540 million available at September 30, 2011, representing $240 million of cash and $300 million of available borrowing capacity. The key loan covenant ratio, core debt to adjusted EBITDA, was 2.3 to 1 at September 30, 2011, substantially below the covenant ratio of 3.50 to 1.

During the third quarter, the Company amended its credit facility to increase the accordion feature by $500 million, providing the Company the right to increase the aggregate principal amount to a total of $2.5 billion. The Company plans to issue additional debt under the accordion feature as market conditions permit.

As of September 30, 2011, available liquidity at the bank subsidiary level totaled $2.5 billion. During the quarter, a $400 million conduit facility was renewed on favorable terms reflecting the general improvement in the marketplace. Capital levels remain strong as the tier 1 risk-based capital ratio, tier 1 leverage ratio and total risk-based capital ratio for the Company’s main bank subsidiary, World Financial Network Bank (WFNB) were 15 percent, 15 percent and 16 percent, respectively at September 30, 2011. WFNB paid a $50 million dividend to Alliance Data during the quarter.

The Company currently operates a board approved program authorizing the repurchase of up to an aggregate amount of $400 million of the Company’s common stock through the end of 2011. During the third quarter of 2011, the Company acquired 0.8 million shares under this plan. As of September 30, 2011, $140 million remained available to spend under this program.

2011 Outlook

Based upon its strong year-to-date performance, the Company is raising its 2011 EPS and core EPS guidance to $5.27 and $7.40, respectively, representing increases of approximately 51 percent and 26 percent, respectively, compared to 2010. These strong year-over-year increases are partially muted by an estimated 5 percent increase in diluted share count for 2011 due to phantom shares associated with the Company’s convertible senior notes and warrants.

For the fourth quarter of 2011, the Company expects double-digit growth in both revenue and adjusted EBITDA. Core earnings are expected to increase mid single-digits, while core EPS is forecasted to be down 6 percent to $1.46 compared to the fourth quarter of 2010 due to a high single-digit increase in diluted share count attributable to phantom shares.

Expectations by business segment for the fourth quarter of 2011 are:

•
LoyaltyOne: revenue growth of approximately 2 percent and adjusted EBITDA growth of approximately 5 percent compared to the fourth quarter of 2010. Unfavorable foreign exchange rates are expected to be a headwind lowering revenue and adjusted EBITDA growth for the fourth quarter of 2011 by 2 to 3 percent. AIR MILES reward miles issued are expected to increase at least 5 percent for the fourth quarter of 2011.

•
Epsilon: revenue growth of approximately 35 percent and adjusted EBITDA growth of approximately 25 percent compared to the fourth quarter of 2010. Revenue growth in the data offering (about 25 percent of total revenue for the segment) is expected to be flat or slightly down due to lower volumes.

•
Private Label: revenue and adjusted EBITDA, net of funding costs, growth of approximately 5 percent growth compared to the fourth quarter of 2010. Average credit card receivables are expected to increase approximately 2 percent compared to the fourth quarter of 2010, while ending credit card receivables are expected to increase at least 5 percent compared to December 31, 2010. Principal charge-off rates are expected to be in the mid 6 percent range. Consistent with seasonal trends, the provision for loan loss expense will increase appreciably compared to the third quarter of 2011 due to the significant, seasonal buildup in credit card receivables. This reserve build, despite improving credit trends, dampens fourth quarter adjusted EBITDA, as well as EPS and core EPS, when compared to the third quarter.

2012 Initial Guidance

The Company’s initial guidance for 2012 is based on current market trends and excludes any benefit from potentially significant acquisitions. Guidance will be refined as necessary as 2012 unfolds. Initial guidance for 2012:

•	Revenue up 9 percent to $3.46 billion;
•	Adjusted EBITDA up 13 percent to $1.13 billion;
•	EPS up 14 percent to $6.00;
•	Core EPS up 12 percent to $8.30; and
•	Diluted share count up approximately 4 percent due to phantom shares.

Expectations by business segment for 2012 are:

•
LoyaltyOne: at least mid-single-digit growth in both revenue and adjusted EBITDA. AIR MILES reward miles issuances are expected to increase approximately 5 percent compared to 2011. Net operating losses associated with coalition loyalty programs in Brazil and India are expected to be consistent with 2011.

•	Epsilon: high single-digit organic revenue growth and high-teens total revenue growth due to Aspen acquisition. Adjusted EBITDA growth is expected to mirror total revenue growth.
•
Private Label: high single-digit growth in revenue and low-teens growth in adjusted EBITDA, net of funding costs. Average credit card receivables are expected to increase high single-digits, excluding any new credit card programs or portfolio acquisitions that may be signed during 2012. Charge-off rates are expected to improve 60 basis points despite an assumption that unemployment will remain at current levels. Funding rates are expected to remain stable or drop slightly.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, October 20, 2011 at 8:30 a.m. (Eastern Time) to discuss the Company’s 2011 third-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 855-859-2056 and enter “15902842”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on November 3, 2011.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$844.8	$702.4	$2,325.7	$2,035.7
Operating expenses:
Cost of operations	503.3	404.9	1,381.0	1,168.3
Provision for loan loss	70.6	89.6	198.7	272.3
Depreciation and amortization	43.2	37.9	114.6	106.5
Total operating expenses	617.1	532.4	1,694.3	1,547.1
Operating income	227.7	170.0	631.4	488.6
Interest expense, net:
Securitization funding costs	30.3	43.1	96.3	128.3
Interest expense on certificates of deposit	5.6	7.3	16.8	23.5
Interest expense on long-term and other debt, net	38.4	33.7	111.5	98.9
Total interest expense, net	74.3	84.1	224.6	250.7
Income before income taxes	153.4	85.9	406.8	237.9
Income tax expense	59.4	32.9	157.4	90.9
Net income	$94.0	$53.0	$249.4	$147.0

Per share data:
Basic – Net income	$1.86	$1.01	$4.89	$2.79

Diluted – Net income	$1.60	$0.96	$4.35	$2.63

Weighted average shares outstanding – basic	50.6	52.6	50.9	52.7
Weighted average shares outstanding – diluted	58.6	55.2	57.4	55.8

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	As of September 30, 2011	As of December 31, 2010	As of September 30, 2010
ASSETS
Cash and cash equivalents	$239.6	$139.1	$391.2
Credit card receivables, net	4,526.2	4,838.4	4,431.6
Redemption settlement assets(1)	448.6	472.4	495.5
Intangible assets, net	403.3	314.4	332.0
Goodwill	1,442.7	1,221.8	1,214.6
Other assets	1,709.5	1,286.1	1,265.6
Total assets	$8,769.9	$8,272.2	$8,130.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,174.3	$1,221.2	$1,180.8
Certificates of deposit	1,369.0	859.1	966.8
Asset backed securities debt – owed to securitization investors	3,083.3	3,660.1	3,361.8
Debt(2)	2,254.2	1,869.8	1,929.6
Other liabilities	743.1	638.9	645.7
Total liabilities	8,623.9	8,249.1	8,084.7
Stockholders' equity	146.0	23.1	45.8
Total liabilities and stockholders’ equity	$8,769.9	$8,272.2	$8,130.5
_______________

(1) LoyaltyOne redemption settlement assets aggregate $514 million at September 30, 2011, including investments of $65 million in retained interests in the World Financial Network Bank Master Trusts. These amounts have been eliminated with the consolidation of these Master Trusts under ASC 860.

(2) Included in debt is a discount of $178.4 million, $232.9 million and $250.2 million as of September 30, 2011, December 31, 2010 and September 30, 2010, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$249.4	$147.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114.6	106.5
Deferred income taxes	(0.2)	24.0
Provision for loan loss	198.7	272.3
Non-cash stock compensation	32.5	34.0
Amortization of discount on convertible senior notes	54.5	48.9
Change in operating assets and liabilities, net of acquisitions	142.6	69.7
Other	(29.6)	(9.0)
Net cash provided by operating activities	762.5	693.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	4.4	22.0
Change in credit card receivables	160.6	273.9
Purchase of credit card receivables	(42.7)	–
Capital expenditures	(48.5)	(48.3)
Payments for acquired businesses, net of cash acquired	(359.1)	(117.0)
Change in cash collateral, restricted	(468.7)	12.5
Other	12.2	21.0
Net cash (used in) provided by investing activities	(741.8)	164.1

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	2,858.5	1,205.0
Repayments of borrowings	(2,524.7)	(1,089.5)
Issuances of certificates of deposit	842.5	94.0
Repayments of certificates of deposit	(332.6)	(592.2)
Borrowings from asset-backed securities	1,126.9	833.1
Repayments/maturities of asset-backed securities	(1,703.7)	(1,157.2)
Proceeds from issuance of common stock	22.9	31.8
Purchase of treasury shares	(186.3)	(76.7)
Other	(19.2)	(7.6)
Net cash provided by (used in) financing activities	84.3	(759.3)
Effect of exchange rate changes on cash and cash equivalents	(4.5)	(2.0)
Change in cash and cash equivalents	100.5	96.2
Cash effect on adoption of ASC 860 and ASC 810	–	81.6
Cash and cash equivalents at beginning of period	139.1	213.4
Cash and cash equivalents at end of period	$239.6	$391.2

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
 (In millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change
Segment Revenue:
LoyaltyOne	$209.7	$184.4	14%	$630.5	$575.6	10%
Epsilon	248.3	170.5	46%	592.5	433.8	37%
Private Label Services and Credit	389.1	349.6	11%	1,108.7	1,032.1	7%
Corporate/Other	0.2	0.3	(33)%	0.9	1.5	(40)%
Intersegment Eliminations	(2.5)	(2.4)	nm	(6.9)	(7.3)	nm
	$844.8	$702.4	20%	$2,325.7	$2,035.7	14%

Segment Adjusted EBITDA:
LoyaltyOne	$59.9	$46.4	29%	$171.1	$158.7	8%
Epsilon	58.5	44.1	33%	131.5	102.7	28%
Private Label Services and Credit	187.7	144.0	30%	534.7	416.9	28%
Corporate/Other	(21.6)	(14.0)	54%	(54.5)	(44.2)	23%
Intersegment Eliminations	(1.3)	(1.6)	nm	(4.3)	(5.0)	nm
	$283.2	$218.9	29%	$778.5	$629.1	24%

Key Performance Indicators:
Private Label statements generated	35.3	34.8	1%	104.8	106.6	(2)%
Average receivables	$4,859.4	$4,910.0	(1)%	$4,892.2	$5,029.1	(3)%
Credit sales	$2,245.7	$2,046.5	10%	$6,624.8	$6,119.7	8%
AIR MILES reward miles issued	1,222.7	1,124.3	9%	3,552.9	3,327.1	7%
AIR MILES reward miles redeemed	869.8	844.5	3%	2,675.4	2,538.8	5%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2011	2010	2011	2010
Net income	$94.0	$53.0	$249.4	$147.0
Income tax expense	59.4	32.9	157.4	90.9
Total interest expense, net	74.3	84.1	224.6	250.7
Depreciation and other amortization	20.3	17.2	53.9	50.1
Amortization of purchased intangibles	22.9	20.7	60.7	56.4
EBITDA	270.9	207.9	746.0	595.1
Stock compensation expense	12.3	11.0	32.5	34.0
Adjusted EBITDA	$283.2	$218.9	$778.5	$629.1
Less: funding costs(1)	(35.9)	(50.4)	(113.1)	(151.8)
Adjusted EBITDA, net of funding costs	$247.3	$168.5	$665.4	$477.3

Core Earnings:
Net income	$94.0	$53.0	$249.4	$147.0
Add back non-cash non-operating items:
Stock compensation expense	12.3	11.0	32.5	34.0
Amortization of purchased intangibles	22.9	20.7	60.7	56.4
Non-cash interest expense(2)	16.3	19.4	51.7	56.7
Income tax effect(3)	(18.9)	(18.5)	(53.3)	(53.4)
Core earnings	$126.6	$85.6	$341.0	$240.7

Weighted average shares outstanding – diluted	58.6	55.2	57.4	55.8
Core earnings per share – diluted	$2.16	$1.55	$5.94	$4.31

_______________

(1)	Represents interest expense on certificates of deposit and securitization funding costs.
(2)	Represents amortization of imputed interest expense associated with our convertible debt, amortization of debt issuance costs, net of the gain on mark to market of interest rate derivatives for 2011.
(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended September 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$52.8	$5.1	$2.0	$59.9
Epsilon	29.9	24.9	3.7	58.5
Private Label Services and Credit	176.7	8.9	2.1	187.7
Corporate/Other	(30.4)	4.3	4.5	(21.6)
Intersegment Eliminations	(1.3)	–	–	(1.3)
	$227.7	$43.2	$12.3	$283.2

	Three Months Ended September 30, 2010
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$38.1	$5.8	$2.5	$46.4
Epsilon	20.3	21.5	2.3	44.1
Private Label Services and Credit	133.3	8.9	1.8	144.0
Corporate/Other	(20.1)	1.7	4.4	(14.0)
Intersegment Eliminations	(1.6)	–	–	(1.6)
	$170.0	$37.9	$11.0	$218.9

	Nine Months Ended September 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$150.2	$15.5	$5.4	$171.1
Epsilon	57.2	65.5	8.8	131.5
Private Label Services and Credit	502.4	26.8	5.5	534.7
Corporate/Other	(74.1)	6.8	12.8	(54.5)
Intersegment Eliminations	(4.3)	–	–	(4.3)
	$631.4	$114.6	$32.5	$778.5

	Nine Months Ended September 30, 2010
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$133.6	$18.1	$7.0	$158.7
Epsilon	38.6	57.6	6.5	102.7
Private Label Services and Credit	385.7	25.9	5.3	416.9
Corporate/Other	(64.3)	4.9	15.2	(44.2)
Intersegment Eliminations	(5.0)	–	–	(5.0)
	$488.6	$106.5	$34.0	$629.1

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(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.